QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.30

AMENDMENT TO EMPLOYMENT AGREEMENT

        This Amendment to Employment Agreement (this "Amendment") is made and entered into this 12th day of August, 2003, but effective January 1, 2003, by and between Thomas Group, Inc. ("TGI"), a Delaware corporation, and Jim C. Houlditch ("Employee"), an individual residing in Texas.

Recitals

        TGI and Employee have previously entered into an Employment Agreement dated as of August 12, 1996 and executed by TGI on June 5, 1996 and by Employee on June 10, 1996 (the "Employment Agreement"), pursuant to which Employee was employed by TGI, which employment continues to this date.

        TGI and Employee wish to amend certain terms and provisions of the Employment Agreement as hereinafter provided.

        NOW, THEREFORE, for and in consideration of premises and other mutual covenants set forth herein, further good and valuable consideration, the receipt and sufficiency hereby acknowledged, TGI and Employee do hereby agree as follows:

        1.     Effective as of January 1, 2003, Paragraph 1 "Employment" of the Employment Agreement is hereby amended to read as follows:

          "1. Employment. TGI hereby employs Employee as President, North America, with the duties set forth in paragraph 3 hereof.

        2.     Effective January 1, 2003, Paragraph 2 "Term" of the Employment Agreement is hereby amended to read as follows:

          "2. Term; Termination.

            2.1   Term. The term of this Agreement shall be two (2) years commencing January 1, 2003, and ending December 31, 2004, unless earlier terminated as provided below.

            2.2   Termination on Death or Disability. This Agreement shall be automatically terminated on the death of Employee or on the disability of Employee if he is no longer able, with reasonable accommodation, to perform the essential functions of his position with TGI. In the event of Employee's disability, this Agreement shall not terminate unless and until Employee has been unable to perform the essential functions of his position hereunder for a period of three (3) consecutive months as a result of Employee's disability.

            2.3   Termination With Cause. TGI may terminate this Agreement for "Cause." "Cause" means the termination by the Company of Employee's employment based upon a good faith determination by the Board of Directors of TGI that Employee has committed an illegal act or an act of gross negligence or willful misconduct that has or is reasonably expected to have a material adverse effect on the business or affairs of TGI.

            2.4   Termination for Good Reason. Employee may terminate his employment under this Agreement for Good Reason (as defined below). For purposes of this Agreement, "Good Reason" means, without the Employee's prior written consent, the occurrence of any one or more of the following:

              (a)   any action by TGI which results in a material diminution in the nature or status of the Employee's position, authority, duties or responsibilities as described in Paragraph 3 hereof or

              (b)   if within [twelve (12)] [six (6)] months following the date of the completion of such Change in Control (as defined below), the Employee, in good faith and in his sole discretion, determines that the Employee's relationship with TGI or any successor company in such Change in Control, has deteriorated such that the Employee is no longer able to effectively carry out his duties or that his continued employment with TGI has become untenable.

  For purposes of this Agreement, a "Change in Control" means and shall be deemed to have occurred if: (1) any person, entity or "group", within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than (A) TGI, its subsidiaries or any employee benefit plan established and maintained by TGI or its subsidiaries, (B) the Employee or any of the Employee's affiliates, becomes the "beneficial owner" (within the meaning of Rule 13d-3 promulgated under the Exchange Act), or (C) General John T. Chain, Jr. and Edward P. Evans, either individually or together, acquires directly or indirectly, securities of TGI representing forty percent (40%) or more of the combined voting power of TGI's then outstanding securities entitled to vote generally in the election of directors; or (2) the shareholders of TGI approve (X) a reorganization, merger or consolidation with respect to which persons who were the shareholders of TGI immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or (Y) the sale of all or substantially all of the assets of TGI, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned."

        3.     Effective January 1, 2003, Paragraph 3 "Duties" of the Employment Agreement is hereby amended to read as follows:

          "3. Duties. During the calendar year 2003, Employee will serve as a full-time employee of TGI, with responsibilities for development of Government, Military and Aerospace Contracts, reporting to the President/CEO of TGI. During the calendar year 2004, Employee shall serve on a part-time basis in the same capacity as required and requested by TGI. Employee will be assigned to the TGI main office in Irving, Texas."

        4.     Effective January 1, 2003, paragraph 4 "Compensation" of the Employment Agreement is hereby amended to read as follows:

          "4. Compensation.

            4.1   Base Salary. During calendar year 2003, Employee shall be paid a salary at the annual rate of $425,000 payable in equal monthly installments at the end of each month. During calendar year 2003, Employee shall be paid a salary at the annual rate of $300,000, payable in equal monthly installments at the end of each month. Each such salary is referred to as the Base Salary for 2002.

            4.2   Commissions. During 2003 and 2004, Employee shall be entitled to receive commissions on sales to government, military, and aerospace of up to five percent (5%) of the gross amount of the sale; provided, however, that Employee acknowledges that certain restrictions in TGI's agreements with its primary lender may limit such amount to three percent (3%) in 2003. In such case, any unpaid commissions over three percent (3%) shall accrue and be paid by TGI when circumstances permit; provided, however, that any accrued and unpaid commissions shall be paid to Employee in full on December 31, 2004. "

        5.     Effective January 1, 2003, Paragraph 5 "Participation in TGI's Incentive Compensation Plan" is hereby amended to read as follows: "Participation in TGI's Incentive Compensation Plan. Employee acknowledges that during the term of this Agreement, he is not entitled to participate in TGI's incentive compensation plan."

        6.     Except as amended hereby, the Employment Agreement remains in full force and effect.

        7.     This Amendment shall be effective as of January 1, 2003.

        8.     This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

        9.     This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas, and each party hereto submits to the non-exclusive jurisdiction of the state and federal courts within the State of Texas.

Thomas Group, Inc.
By:	/s/ James T. Taylor
Name:	James T. Taylor
Title:	Executive Vice President and CFO
/s/ Jimmy C. Houlditch Jimmy C. Houlditch

QuickLinks

  Exhibit 10.30
AMENDMENT TO EMPLOYMENT AGREEMENT